Exhibit 4.12

Amended and Restated Exclusive Option Agreement

This Amended and Restated Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of January 19, 2022 in Hangzhou, the People’s Republic of China (“China” or the “PRC”):

Party A:

Hangzhou Tuya Information Technology Co., Ltd. (formerly Hangzhou Aixiangji Technology Co., Ltd.), a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its address at Room 701, Tower 3, Zhe Shang Cai Fu Center, Xihu District, Hangzhou;

Party B:	Peihong CHEN, a Chinese citizen with Identification No.: *****; and
Party C:	Hangzhou Tuya Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, with its address at Room 602, Tower 1, Huace Center, Sandun Town, Hangzhou.

In this Agreement, Party A, Party B, and Party C shall each be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties.”

Whereas:

Party B is a shareholder of Party C and as of the date hereof holds 4.91% of the equity interests of Party C.

The Parties are parties to that certain Exclusive Option Agreement dated as of December 23, 2014 (the “Original Agreement”).

The Original Agreement provided that any amendments, changes, and supplements to the Original Agreement shall require the execution of a written agreement by all of the Parties.

The Parties desire to enter into this Agreement in order to amend, restate and replace in its entirety the rights and obligations under the Prior Agreement with the rights and obligations provided in this Agreement.

After mutual discussions and negotiations, the Parties have now reached the following agreement:

1.	Sale and Purchase of Equity Interest

1.1	Option Granted

In consideration of the payment of RMB1.00 by Party A, the receipt and adequacy of which is hereby acknowledged by Party B, Party B hereby irrevocably grants Party A a binding and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C then held by Party B at once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”).  Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A.  The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts, or non-corporate organizations.

1.2	Steps for Exercise of the Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A’s or the Designee’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A or the Designee from Party B (the

“Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for transfer of the Optioned Interests.

1.3Equity Interest Purchase Price

The purchase price of the Optioned Interests (the “Base Price”) shall be RMB1.00.  If PRC law requires a minimum price higher than the Base Price when Party A exercises the Equity Interest Purchase Option, the minimum price regulated by PRC law shall be the purchase price (collectively, the “Equity Interest Purchase Price”).

1.4Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1

Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2

Party B shall obtain written statements from the other shareholders of Party C giving consent to the transfer of the equity interest to Party A and/or the Designee(s) and waiving any right of first refusal related thereto;

1.4.3

Party B shall execute an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.4

The relevant Parties shall execute all other necessary contracts, agreements, or documents, obtain all necessary government licenses and permits, and take all necessary actions to transfer the valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests.  For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention, or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, Party B's Equity Interest Pledge Agreement, and Party B’s Power of Attorney.  “Party B’s Equity Interest Pledge Agreement” as used in this Agreement shall refer to the Interest Pledge Agreement executed by and among Party A, Party B and Party C on the date hereof and any modifications, amendments, and restatements thereto.  “Party B’s Power of Attorney” as used in this Agreement shall refer to the Power of Attorney executed by Party B on the date hereof granting Party A with a power of attorney and any modifications, amendments, and restatements thereto.

1.5Asset Purchase Option

Party C hereby grants to Party A an irrevocable and exclusive option to have Party A or its Designee to purchase from Party C, at Party A’s sole discretion, at any time and in accordance with the procedures decided by Party A in its sole discretion, any or all of the assets of Party C, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law.  The Parties shall then enter into a separate assets transfer agreement, specifying the terms and conditions of the transfer of the assets.

1.6

Party B and Party C agree that when Party A or a third party designated by Party A exercises the Equity Interest Purchase Option or the Asset Purchase Option under Section 1.5 herein, all the consideration received by Party B and Party C for this purpose will be fully returned to Party A or a third party designated by Party A upon the request of Party A, provided that the then prevailing rules and requirements in the PRC laws are complied with.

2.	Covenants

2.1Covenants regarding Party C

Party B (as a shareholder of Party C) and Party C hereby covenant on the following:

2.1.1

Without the prior written consent of Party A, they shall not in any manner supplement, change, or amend the articles of association of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2

They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, as well as obtain and maintain all necessary government licenses and permits by prudently and effectively operating its business and handling its affairs. Without the prior written consent of Party A, Party C shall not change the principal business or significantly adjust the business scope, model, profiting model, marketing strategies, operating policy or relationship with customers;

2.1.3

Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage, or dispose of in any manner any material assets of Party C or legal or beneficial interest in the material business or revenues of Party C of more than RMB500,000, or allow the encumbrance thereon of any security interests;

2.1.4

Without the prior written consent of Party A, they shall not incur, inherit, guarantee, or suffer the existence of any debt, except for payables incurred in the ordinary course of business other than through loans;

2.1.5	They shall always operate all of Party C’s businesses within the normal business scope to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6

Without the prior written consent of Party A, they shall not cause Party C to execute any major contract or execute any other contracts, agreements or arrangements that contradicts with this Agreement or may prejudice the interests of Party A hereunder, except the contracts in the ordinary course of business (for the purpose of this subsection, a contract with a price exceeding RMB500,000 shall be deemed a major contract);

2.1.7	Without the prior written consent of Party A, they shall not cause Party C to provide any person with a loan or credit;

2.1.8	They shall provide Party A with information on Party C's business operations and financial condition at Party A's request;

2.1.9

If requested by Party A, they shall procure and maintain insurance in respect of Party C's assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10	Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire, or invest in any person;

2.1.11	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to Party C’s assets, business, or revenue;

2.1.12

To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.1.13

Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders;

2.1.14	At the request of Party A, they shall appoint any person designated by Party A as the director or executive director of Party C.

2.1.15	Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or its affiliates; and

2.1.16

Unless otherwise required by PRC law, Party C shall not be dissolved or liquated without prior written consent by Party A. When Party C is liquated or dissolved for various reasons, Party B and Party C shall appoint the persons recommended by Party A as permitted by the PRC laws to establish a liquidation team to manage the assets of Party C.

2.1.17

Party A is entitled to offer advice and requests on the election or appointment of Directors and management members, the engagement and dismissal of employees, daily operation and management, financial management system and other matters to Party C from time to time. Party C shall strictly follow and implement the advice and requests, and Party B and Party C will adopt all necessary internal and external procedures to achieve the purpose above in accordance with the requirements of laws, the articles and this Agreement.

2.1.18

Party A is entitled to verify the accounts of Party C on a regular basis and at any time. Party C shall keep the accounts timely and accurately and provide its accounts to Party A upon its request. Within the valid term of this Agreement and without violating the applicable laws, Party C agrees to coordinate with Party A and its shareholders (including directly or indirectly) to carry out the audit (including but not limited to the audit for connected transactions and other types of audits), to provide Party A and its shareholders and/or its entrusted auditor with the information and materials relating to the operation, businesses, customers, finance and employees of Party B and its subsidiaries, and agrees the disclosure of the information and materials by the shareholders of Party A to meet the security regulatory requirements where Party A is listed.

2.1.19

Without the prior written consent of Party A, Party B and Party C will not engage in any transaction which may materially affect the assets, obligations, rights or company operation of Party C. When any circumstance that has or may have significant adverse impacts on the business and operation of Party C occurs, Party C shall and Party B shall procure Party C to inform Party A, and shall use the best endeavors to prevent the occurrence of such circumstances and/or the increase of losses.

2.1.20

They shall strictly abide by the provisions of this Agreement and other agreements jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof or the interests of Party A hereunder and thereunder. Party C shall not execute with any third party, any partnership or joint operation or profit sharing arrangements, or other arrangements to transfer interests or share profits in the form of royalties, service fee or consulting fee.

2.1.21

Party B and Party C shall not cause Party B or Party C to have conflicts of interest with Party A and its shareholders in the manner of action or omission. If there are conflicts of interest (Party A has the right to unilaterally determine whether such conflicts of interest arise), Party B and Party C shall take measures as timely as possible to eliminate the conflicts with the consent of Party A or its designated persons.

2.2Covenants of Party B

Party B hereby covenants to the following:

2.2.1

Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage, or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney;

2.2.2

Without the prior written consent of Party A, Party B shall cause the shareholders’ meeting and/or the directors (or the executive director) of Party C not to approve any sale, transfer, mortgage, or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney;

2.2.3

Without the prior written consent of Party A, Party B shall cause the shareholders’ meeting or the directors (or the executive director) of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person;

2.2.4

Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5

Party B shall cause the shareholders' meeting or the directors (or the executive director) of Party C to vote their approval of the transfer of the Optioned Interests as set forth in this Agreement and/or perform the obligations under Section 1.5 herein and to take any and all other actions that may be requested by Party A;

2.2.6

To the extent necessary to maintain Party B's ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.2.7	Party B shall appoint any designee of Party A as the director or the executive director of Party C, at the request of Party A;

2.2.8

Party B hereby waives its right of first refusal in regards to the transfer of equity interest by any other shareholder of Party C to Party A (if any), and gives consent to the execution by each other shareholder of Party C with Party A and Party C the exclusive option agreement, the equity interest pledge agreement and the power of attorney similar to this Agreement, Party B’s Equity Interest Pledge Agreement, and Party B’s Power of Attorney, and accepts not to take any actions in conflict with such documents executed by the other shareholders;

2.2.9

Party B shall promptly donate any profits, interests, dividends, or proceeds of liquidation to Party A or any other person designated by Party A to the extent permitted under the applicable PRC laws; and

2.2.10

Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C, and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.  To the extent that Party B has any remaining rights with respect to the equity interests subject to this Agreement hereunder or under Party B’s Equity Interest Pledge Agreement or under Party B’s Power of Attorney, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

2.2.11	Party B shall refrain from any action/omission that may cause the reputation of Party C to be adversely affected.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

3.1

They have the power, capacity, and authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning the Optioned Interests to be transferred thereunder or the Asset Purchase Option under Section 1.5 herein (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. Party B and Party C agree to enter into Transfer Contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option or the Asset Purchase Option under Section 1.5 herein. Without violating the PRC laws, this Agreement and the Transfer Contracts to which they are parties constitute or will constitute their legal, valid, and binding obligations, and shall be enforceable against them in accordance with the provisions thereof;

3.2

Party B and Party C have obtained any and all approvals and consents from the relevant government authorities and third parties (if required) for the execution, delivery, and performance of this Agreement.

3.3

The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violations of any applicable PRC laws (excluding Section 2.1.16 and Section 5.2 herein); (ii) be inconsistent with the articles of association, bylaws, or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.4

Party B has a good and merchantable title to the equity interests held by Party B in Party C.  Except for Party B's Equity Interest Pledge Agreement and Party B’s Power of Attorney, Party B has not placed any security interest on such equity interests;

3.5	Party C has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.6	Party C does not have any outstanding debts, except for (i) debt incurred within its normal business scope; and (ii) debts disclosed to Party A for which Party A's written consent has been obtained.

3.7	Party C has complied with all laws and regulations of China applicable to asset acquisitions; and

3.8	There are no pending or threatened litigation, arbitration, or administrative proceedings relating to the equity interests in Party C, assets of Party C, or Party C.

4.	Effective Date and Term

This Agreement shall become effective upon execution by the Parties, and remain in effect until all equity interests held by Party B in Party C have been transferred or assigned to Party A and/or any other person designated by Party A in accordance with this Agreement.

5.	Governing Law and Dispute Resolution

5.1Governing Law

The execution, effectiveness, construction, performance, amendment, and termination of this Agreement as well as any dispute resolution hereunder shall be governed by the laws of the PRC.

5.2Methods of Dispute Resolution

In the event of any dispute arising with respect to the construction and performance of this Agreement, the Parties shall first attempt to resolve the dispute through friendly negotiations.  In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for dispute resolution through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in Shanghai, and the arbitration award shall be final and binding to all Parties. Subject to the provisions of the laws of China, the arbitrator may impose restrictions on and/or dispose of Party C’s equity interests or land and other assets (such as for award of remedies), grant injunction (such as for the conduct of business or compelling the transfer of assets) or grant other interim relief, or order winding up of Party C through arbitration. The Parties agree that, subject to the provisions of the laws of China, pending the formation of the arbitration tribunal or in appropriate cases, the courts with jurisdiction (including the courts in Hong Kong, the place of incorporation of the listed company associated with Party A, the place of incorporation of Party C and the place where the principal assets of listed company associated with Party A or Party C are located) have the right to grant interim relief in support of the arbitration. The validity of this Section shall not be subject to any change, cancellation or termination of this Agreement. After the arbitral award takes effect, either Party shall have the right to apply to the said courts with jurisdiction for enforcement of the arbitral award.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses, and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

7.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, prepaid postage, commercial courier services, or facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1	Notices given by personal delivery, courier services, registered mail, or prepaid postage shall be deemed effectively given on the date of receipt or refusal at the address specified for such notices;

7.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of the transmission).

7.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Hangzhou Tuya Information Technology Co., Ltd.

Address: Room 701, Tower 3, Zhe Shang Cai Fu Center, Xihu District,

Hangzhou

Attn:	Liaohan CHEN

Party B:Peihong CHEN

Address:Room 701, Tower 3, Zhe Shang Cai Fu Center, Xihu District, Hangzhou

Party C:Hangzhou Tuya Technology Co., Ltd.

Address:Room 602, Tower 1, Huace Center, Sandun Town, Xihu District,

Hangzhou

Attn:	Liaohan CHEN
7.3	Any Party may at any time change its address for notices by having a notice delivered to the other Parties in accordance with the terms hereof.

8.Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement, and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.  Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be featured in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels, or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels, or financial advisors shall be bound by the confidential obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and that Party shall be held liable for breach of this Agreement.

9.Further Warranties

The Parties agree to promptly execute the documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and to take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Breach of Agreement

10.1

If Party B or Party C conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B or Party C to compensate all damages; this Section 10 shall not prejudice any other rights of Party A herein;

10.2	Party B or Party C shall not have any right to terminate this Agreement in any event unless otherwise required by the applicable laws.

6.Miscellaneous

11.1Amendments, changes, and supplements

Any amendments, changes, and supplements to this Agreement shall require the execution of a written agreement by all of the Parties. To the extent that it is reasonably practicable and not in violation of the laws of China, the Parties hereto shall modify this Agreement in relation to the laws, regulations or regulatory opinions issued by the regulatory authorities in the place where the controlling shareholder of Party A is listed so that this Agreement meets the relevant requirements, if necessary.

11.2	Entire agreement

Except for the amendments, supplements, or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations, and contracts reached with respect to the subject matter of this Agreement.

11.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain, or otherwise affect the meanings of the provisions of this Agreement.

11.4	Language

This Agreement is written in both Chinese and English, and contains  three copies, with each Party having one copy.  The Chinese version and English version shall have equal legal validity.

11.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal, or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal, or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by the relevant laws and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal, or unenforceable provisions.

11.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties. Where Party B has other circumstances that may affect Party B's exercise of its rights as a shareholder of Party C (including but not limited to death, incapacity, marriage, divorce, bankruptcy, etc.), any successors or agents of Party B shall cooperate with other parties to this Agreement to make all arrangements deemed necessary and sign all documents deemed necessary so that such successors or agents will not damage or hinder the performance of this Agreement.

11.7Survival

11.7.1	Any obligations that occur or are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2The provisions of Sections 5, 8, 10, and this Section 11.7 shall survive the termination of this Agreement.

11.8Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties.  No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

IN WITNESS WHEREOF. The Parties have caused their authorized representatives to execute this Amended and Restated Exclusive Option Agreement as of the date first above written

Party A: Hangzhou Tuya Information Technology Co., Ltd.
By:	/s/ Liaohan CHEN
Name:	Liaohan CHEN
Title:	Legal Representative

IN WITNESS WHEREOF. The parties have caused their authorized representatives to execute this Amended and Restated Exclusive Option Agreement as of the date first above written.

Party B: Peihong CHEN
By:	/s/ Peihong CHEN

IN WITNESS WHEREOF. The Parties have caused their authorized representatives to execute this Amended and Restated Exclusive Option Agreement as of the date first above written.

Party C: Hangzhou Tuya Technology Co., Ltd.
By:	/s/ Liaohan CHEN
Name:	Liaohan CHEN
Title:	Legal Representative